Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free Fund of Kentucky (the "Fund") was held on April 25, 2003. The holders of shares representing 69% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1.     To elect Trustees.

	Number of Votes:

	Trustee				For			Withheld
   	Lacy B. Herrmann			17,109,013		684,610
	Thomas A. Christopher		17,687,762		105,862
	Douglas Dean			17,702,009	 	 91,614
	Diana P. Herrmann			17,107,249		686,375
	Carroll F. Knicely		17,692,175		101,449
	Theodore T. Mason			17,693,740	 	 99,883
	Anne J. Mills			17,704,864	 	 88,759
	William J. Nightingale		17,123,235		670,389
	James R. Ramsey			17,680,082		113,542

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

	Number of Votes:

	For			Against		Abstain
	17,241,009		41,206		511,408